                                   FACILITY LETTER

                                 BANKING FACILITY OF

                               U.S. DOLLARS 20 MILLION





                                DATED: AUGUST 5, 1996





                                       BETWEEN

                          THE BANK OF TOKYO-MITSUBISHI, LTD.

                                    BEIJING BRANCH

                                      AS LENDER

                                         AND

                HEBEI UNITED TELECOMMUNICATIONS ENGINEERING CO., LTD.

                                     AS BORROWER

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                                 TERM LOAN AGREEMENT

    TERM LOAN AGREEMENT dated as of August 5, 1996 between Hebei United Telecommunications Engineering Co. Ltd., a legal person organized under the laws of the People's Republic of China (the "Borrower"), and The Bank of Tokyo-Mitsubishi, Ltd. (the "Bank") through its Beijing Branch (the "Bank's Office"). The parties hereto hereby agree as follows:


                                      Article I

                             AMOUNT AND TERMS OF THE LOAN

    Section 1.01.  TERM LOAN; DRAWDOWN PERIOD.   The Bank agrees on the terms
and conditions hereinafter set forth to make advances in minimum amounts of Five Hundred Thousand Dollars (US$500,000.00) each to the Borrower (in the aggregate, the "Loan") from the date of this Agreement until the first anniversary of the date of this Agreement up to the principal amount of Twenty
Million United States Dollars (US$20,000,000.00).

    Section 1.02.  NOTICE AND MANNER OF BORROWING.    The Borrower shall give
the Bank at least three (3) days' prior notice of any request for an advance under this Agreement, specifying the date and amount thereof. Not later than 10 A.M. on the date of such advance and upon fulfillment of the applicable conditions set forth in Article II, the Bank will make such advance available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

    Section 1.03. INTEREST. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Loan at a rate per annum equal to _____ percent (6.82%). Interest shall be calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed. Interest shall be paid immediately available funds six months after the date of this Agreement, every six months thereafter, and at maturity at the Bank's Office. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable upon demand, at a rate which shall be 15 percent (15%) per annum.


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    Section 1.04.  TERM.     The principal of the Loan shall be repaid in five
(5) equal, consecutive, semi-annual installments, each in an amount equal to one-fifth (1/5) of the principal amount of the Loan outstanding on the third anniversary of the date of this Agreement with subsequent installments on the last day of each of the next four six-month periods thereafter, provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Loan.

    Section 1.05.  PREPAYMENTS.   There shall be no prepayment of the advances
made under this Agreement.

    Section 1.06. METHOD OF PAYMENT. The Borrower shall make each payment under this Agreement not later than 1 P.M. on the date when due in lawful money of the United States to the Bank at the Bank's Office in immediately available funds. Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a day on which the Bank's Office is open for business, such payment shall be made on the next succeeding day on which it is open, and such reduction of time shall in such case be included in the computation of payment of interest. All payments hereunder shall be free and clear of and without deduction of any tax, stamp duty, set-off or counterclaim. If the Borrower is prohibited by the operation of law from making payments without deduction, the payments due to the Bank shall be increased to equal the amounts which would have been received as if such deduction or withholding was not required.

    Section 1.07.  USE OF PROCEEDS.    The proceeds of the Loan hereunder shall
be used by the Borrower to make payments to its local and foreign suppliers and contractors for the purchase, leasing, construction, installation and acquisition by other means of telecommunications equipment and facilities for use in providing telecommunications related services in Hebei Province.


                                      Article II

                                 CONDITIONS PRECEDENT


Section 2.01. CONDITIONS PRECEDENT TO THE LOAN. The obligations of the Bank hereunder are subject to the conditions precedent that the Bank shall have received on or before the day of:


                                          2

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(a)  the first advance under this Agreement, in form and substance satisfactory to the Bank, a guaranty of all of the obligations of the Borrower under this Agreement by NTT International Corporation; and

(b) the first and every advance under this Agreement, upon request by the Bank, evidence satisfactory to the Bank that the Borrower has obtained all authorizations, consents, approvals and registrations, including but not limited to a copy of the State Administration of Exchange Control ("SAEC") Registration issued to the Borrower, following the Borrower's presentation to SAEC officials a copy of this Agreement and its Chinese translation within fifteen (15) days of signing this Agreement.

                                     Article III

                                  EVENTS OF DEFAULT


    Section 3.01. EVENTS OF DEFAULT. If the Borrower fails either to pay the principal of, or interest on, the Loan, as and when due and payable, or, upon request by the Bank, provide to the Bank evidence satisfactory to the Bank that the Borrower has obtained all those authorizations, consents, approvals and registrations required from any governmental authority, as more specifically described in Section 2.01(b) above, the Bank may by notice to the Borrower, declare the Loan and all interest thereon to be immediately due and payable, whereupon the Loan and all such interest shall become and be forthwith due and payable.


                                      Article IV

                                    COMMITMENT FEE

    Section 4.01. COMMITMENT FEE. The Borrower shall pay the Bank a commitment fee calculated from and including the execution date of this Agreement to the first anniversary thereof at a rate of one-eighth percent (1/8%) per annum on the undrawn portion of the facility. Such commitment fee shall accrue from day to day and be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed and shall be paid in arrears on the first anniversary of the date of this Agreement.


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                                      Article V

                               CHANGE IN CIRCUMSTANCES

Section 5.01. CHANGE IN CIRCUMSTANCES. If any change in the applicable laws, ordinances, rules and regulations of the People's Republic of China makes it unlawful for the Bank to continue its obligations under this Agreement, those obligations shall terminate immediately, and the Borrower, on demand from the Bank, shall repay the amount of total advances outstanding under this Agreement plus any accrued interest. If under the applicable laws of the People's Republic of China, the Borrower can not lawfully repay those amounts, the Bank and the Borrower shall negotiate in good faith toward a solution restoring those amounts to the Bank.

                                      Article VI

                                    MISCELLANEOUS

    Section 6.01.  COSTS, EXPENSES, AND TAXES.   The Borrower agrees to pay on
demand all costs incurred by the Bank in connection with the preparation and administration of this Agreement, and of any amendment, modification or supplement to it, including, without limitation, reasonable fees and out-of-pocket expenses of counsel for the Bank incurred in connection with preparation of this Agreement. The Borrower also agrees to pay all such costs, including arbitration and court costs, incurred in connection with enforcement of this Agreement, or any amendment, modification of supplement thereto, whether by negotiations, legal proceedings or otherwise. In addition, the borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Loan Agreement, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

    Section 6.02. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Japan.


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    Section 6.03.  ARBITRATION.   Any dispute arising out of this Agreement,
including any question regarding its existence or validity, shall be finally resolved in Tokyo, Japan by arbitration under the arbitration rules of the Japanese Commercial Arbitration Association as at present in force.


                                     Article VII

                                       GUARANTY

Section 7.01. GUARANTY. The Bank shall have received a guaranty of all of the obligations of the Borrower under this Agreement by NTT International Corporation.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                       HEBEI UNITED TELECOMMUNICATIONS
                                       ENGINEERING CO.


                                       By: /s/ [illegible]
                                          ----------------------
                                       Title: [illegible]

                                            [SEAL][SEAL]

                                       THE BANK OF TOKYO-MITSUBISHI, LTD.


                                       By: /s/ [illegible]
                                          ----------------------
                                       Title:





                                          5
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                                                                APPENDIX I

                              FORM OF NOTICE OF DRAWING



To: The Bank of Tokyo-Mitsubishi, Ltd.
    Beijing Branch
    Beijing Fortune Building
    No.  5 Dong San Huan Bei Lu
    Chaoyang District, Beijing, China


Ann:  Loan Department


Dear Sirs:

    RE:  U.S. Dollar 20 Million
         Facility Letter dated August 5, 1996
         ------------------------------------

We refer to the above Facility Letter between you and us. Terms defined in the Facility Letter have the same meaning herein.

We hereby give you notice that we wish to borrow a principal amount of __________ from ____________ to ___________ or, if any such date is not a
Banking Day, on the next succeeding Banking Day, provided, however, that such period shall not end after the Maturity Date. Such amount should be credited to
our account number [                  ] at [               ].

We confirm that:

    no Event of Default or other event which, with the passing of time or giving of notice or both, would constitute an Event of Default has occurred which remains unwaived or unremedied.

For and on behalf of
Hebei United Telecommunications Engineering Co., Ltd.


By:                          Dated:
   --------------------        ---------------------